FOR IMMEDIATE RELEASE	Contact: Mike Ogburn (502)636-4415 (office) (502) 262-0224 (celluar) mogburn@kentuckyderby.com
CHURCHILL DOWNS INCORPORATED REVISES EARNINGS FORECAST
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        Estimates Reduced Due to Alternative Gaming Efforts, Impairment Charges

LOUISVILLE, Ky. (Oct. 11, 2004) – Churchill Downs Incorporated (“CDI” or the “Company”) (Nasdaq: CHDN) today announced that it is revising its earnings outlook for the third quarter of 2004 and further lowering its outlook for the full year to reflect increased spending on alternative gaming efforts and special, non-cash impairment charges for Ellis Park due to softness in business at that racetrack. The Company now expects results for the third quarter to be a loss of $0.29 per share, below the earnings range of $0.33 to $0.38 per share estimated during the second quarter earnings call in July. Earnings for the year, factoring in the third quarter charges of $0.34 at Ellis Park, are projected to be approximately $1.00 to $1.05 per share, compared to the previously revised year-end range of $1.44 to $1.53 per share.

        “As we advised in July, strategic initiatives such as our alternative gaming efforts might require additional, non-deductible legislative expenses, the extent of which continues to be contingent upon the efforts’ prospects and need,” said Thomas H. Meeker, CDI’s president and chief executive officer. “The ballot initiatives in California and Florida, which are key growth opportunities for the Company, required higher than projected spending levels, some of which were moved forward into the third quarter versus the fourth. Our decision to increase our investment, a possibility we discussed publicly in July, is one of two key factors that triggered our third quarter loss.

        “The second factor, the impairment charges that total $6.2 million for Ellis Park, reflects our reassessment of that operation following the completion of its disappointing meet in September,” continued Meeker. “After careful review, we determined that we needed to adjust the carrying value of the asset. We will continue to evaluate viable options that offer the racetrack the greatest opportunity for long-term success.

        “Looking at our full-year guidance, the new estimate of approximately $1.00 to $1.05 per share factors in the full-year impact of an estimated $0.42 in increased spending on alternative gaming ballot referenda in California and Florida as well as the $0.34 in charges for Ellis Park,” Meeker added. “Going forward, we are confident that these decisions made in 2004, though unfavorable to short-term earnings, will reposition our Company to achieve growth and build shareholder value in 2005 and many years to come.”

        Alternative gaming initiatives, Ellis Park and other factors contributing to the Company’s earnings outlook will be discussed in more detail during the Company’s third quarter conference call, scheduled for Wednesday, Oct. 20, 2004, beginning at 9:00 a.m. EDT. Investors and other interested parties may listen to the teleconference by accessing the online, real-time webcast and broadcast of the call at www.churchilldownsincorporated.com/investor_relations or www.fulldisclosure.com or by calling (913) 981-5510 at least 10 minutes before the appointed time. The online replay will be available at approximately noon and continue for two weeks. A six-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 825996 when prompted for the access code. A copy of the Company’s news release disclosing the revised earnings forecast will be accessible at www.churchilldownsincorporated.com/investor_relations.

        The Company will report its full financial results for the completed third quarter of 2004 on Tuesday, Oct. 19, 2004.

        Churchill Downs Incorporated (“CDI”), headquartered in Louisville, Ky., owns and operates world-renowned horseracing venues throughout the United States. The Company’s racetracks in California, Florida, Illinois, Indiana and Kentucky host 114 graded-stakes events and many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Hollywood Gold Cup and Arlington Million. CDI racetracks have hosted nine Breeders’ Cup World Thoroughbred Championships – more than any other North American racing company. CDI also owns off-track betting facilities and a television production company and has interests in various telecommunications and racing services companies that support CDI’s network of simulcasting and racing operations. CDI trades on the Nasdaq National Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

        This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include: the effect of global economic conditions; the effect (including possible increases in the cost of doing business) resulting from future war and terrorist activities or political uncertainties; the economic environment; the impact of increasing insurance costs; the impact of interest rate fluctuations; the financial performance of our racing operations; the impact of gaming competition (including lotteries and riverboat, cruise ship and land-based casinos) and other sports and entertainment options in those markets in which we operate; costs associated with our efforts in support of alternative gaming initiatives; costs associated with our Customer Relationship Management initiative; a substantial change in law or regulations affecting our pari-mutuel activities; a substantial change in allocation of live racing days; litigation surrounding the Rosemont, Illinois, riverboat casino; changes in Illinois law that impact revenues of racing operations in Illinois; a decrease in riverboat admissions subsidy revenue from our Indiana operations; the impact of an additional Indiana racetrack and its wagering facilities near our operations; our continued ability to effectively compete for the country’s top horses and trainers necessary to field high-quality horse racing; our continued ability to grow our share of the interstate simulcast market; our ability to execute our acquisition strategy and to complete or successfully operate planned expansion projects; our ability to adequately integrate acquired businesses; market reaction to our expansion projects; any business disruption associated with our facility renovations; the loss of our totalisator companies or their inability to keep their technology current; our accountability for environmental contamination; the loss of key personnel and the volatility of our stock price.

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